Mr. Andrew Schwab
414 Viewcrest Road
Kelowna, BC
V1W 4J8

Dear Mr. Schwab,

This letter confirms the general terms and conditions of our agreement respecting your retention as President /CEO of Rampart Detection Systems Ltd. (Rampart).

This agreement supersedes and replaces your previous agreements with Rampart.

Effective March 31, 2011you are retained as President of Rampart.

In your capacity as President of Rampart you will report directly to the Chairman of Rampart who will, on behalf of the Board of Directors of Rampart, establish and manage your employment responsibilities.

This agreement will remain in full force and effect for a period of two years from its effective date. It is clearly understood that either party to this agreement may terminate the agreement upon 10 days written notice without cause.

Within 60 days of Rampart becoming a US public entity, it is understood that the company will provide adequate "directors and officers" liability insurance for the benefit of its officers and directors.

As compensation you are to receive a base-consulting fee of C$6,000 per month increasing to $8,000 per month within 120 days of Rampart becoming a US public entity. In addition you will receive 150,000 warrants permitting you to purchase 150,000 shares of Rampart at US $.40 per share. The warrants shall be "earned out" at the rate of 15,000 warrants per month. In the event that this agreement is terminated by either part then all remaining warrants will be canceled.

In addition to your standard daily duties as President of Rampart you will also be responsible for establishing and instituting an Employee and Corporate Practices Manual which will address corporate policies, procedures and practices particularly in the areas of public company compliance.

Please indicate your acceptance of the above terms by signing below. Upon receipt of an executed copy of this agreement we will prepare resolutions for board approval. It is understood by both parties that if required this agreement shall serve as the basis of a more comprehensive legal agreement as considered standard for the industry.

Yours sincerely;

Kenneth F Swaisland
Chairman

Agreed and accepted this 31st day of March, 2011.

Andrew Schwab